CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of BFS Equity Fund, a series of Valued Advisers Trust, under the headings “Independent Registered Public Accounting Firm” in the Statement of Additional Information dated September 24, 2013.

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

9/20/2013